                                   Exhibit 1.2

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (this "Agreement", dated as of October 9, 2002 between Engineering Acquisitions, Inc. a Delaware corporation ("Employer" or
"Company"), Environmental Strategies and Technologies, Inc. ("ESTT"), and
Nicholas J. Malino ("Executive").

         WHEREAS, ESTT has entered into an Agreement dated October 9, 2002 to, among other things, acquire all of the outstanding shares of common stock of the
Company;

         WHEREAS, in connection with the acquisition, Executive has agreed to enter into an employment contract with the Company upon the terms and conditions set forth herein;

1. Employment Term. The term of Executive's employment under this Agreement shall commence on the date hereof and expiree on October 8, 2005 (the
"Employment Term"); it being understood, however, that to the extent that
Executive's employment is terminated pursuant to Section 6, the Employment Term shall cease. This Agreement shall automatically extend for successive one year periods unless either party provides written notice of its intent not to renew no later than 90 days prior to the expiration of the then current term.

2. Position, Duties, Responsibilities.

(a)       Position.  Executive hereby accepts employment with the Company as its President and chief Executive Offices in accordance with the terms and conditions herein. Executive shall devote his best efforts and his full professional time and attention (except for vacation, sick leave and other excused leaves of absence) to the performance of the services customarily incident to such office and consistent with past practices and customs at the Company and of such other duties as may be reasonably assigned to the Executive from time to time by the Board of Directors of the Company (the "Board"). Company will provide office facilities and support consistent with past practices and customs of the Company.

(b)       Other Activities. Except upon the prior written consent of the
          Board, during the Employment Term, Executive will not accept any other employment.

3. Compensation, Benefits, Expenses.

(a)       Compensation. In consideration of the services to be rendered hereunder, Executive shall be paid a salary at the rate of $150,000 per year until December 31, 2002, and thereafter at the rate of
          $200,000 per year until December 31, 2003, and thereafter an annual salary of not less than $250,000 until the end of the term in accordance with the Company's payroll practices in effect during the course of this Agreement.

(b)       Commission.  Executive will be paid commissions in accordance with the existing commission structure that currently commission structure.

(c)       Benefits. As he becomes eligible therefore, the Company
          shall provide Executive with the right to participate in and to receive benefits from all present and future life, vacation, accident, disability, medical, pension, and savings plans and all similar benefits made available generally to executives of the Company. The amount and extent to which Executive is entitled shall be governed by any applicable benefit plan, as it may be amended from time to time.

(d)       Other Expenses. The Company shall reimburse Executive for
          reasonable travel and other business expenses incurred by Executive in the performance of his duties hereunder in accordance with Company's general policies, as they may be amended from time to time during the course of this Agreement.

4. Termination of Employment

(a)       By Death. If Executive dies prior to the expiration of the
          Employment Term, his base salary and accrued but unused vacation will be prorated through the day of his death, and paid to his
          beneficiaries or estate. Thereafter, Company's obligations hereunder shall terminate.

(b)       By Company For Cause. If the Company terminates the
          Executive for "Cause" (as defined below), Company shall thereafter have no obligations to the Executive hereunder. "Cause" shall mean termination by Company of Executive's employment because of (i) any act or omission that constitutes a material breach by Executive of any of his obligations under this Agreement, which act or omission is not cured within thirty days of the Company or ESTT providing Executive with notice of the act, omission or failure deemed to constitute
          Cause; (ii) the failure or refusal by Executive to follow any lawful reasonable written direction of the Board, which failure or refusal is not cured within thirty days of the Company providing Executive with reasonably detailed written notice of the failure or refusal deemed to constitute Cause; (iii) the conviction by Executive of a felony, a crime involving moral turpitude or the perpetration by Executive of a common law fraud, or (iv) any other willful grossly negligent act or omission by Executive, which is or will be materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to Company, which act or omission is not cured within thirty days of the Company providing Executive with reasonably detailed written notice of the act or omission deemed to constitute
          Cause.

(c)       By Executive For Good Reason. Executive may terminate,
          without liability, the Employment Term for "Good Reason" ("as defined below") upon thirty (30) days advance written notice to Company.
          Company shall pay Executive the annual salary to which he is entitled pursuant to Section 3(a) for 1 year from the date of such termination
          (the "Section 4(c) Termination Period"). In addition, the Company shall pay to Executive all amounts due to Executive up to the date of termination under any other sections of Section3 (if any) prorated through the date of such termination. The company shall have no obligations to Executive other than those set forth herein. Good
          Reason shall exist if: (i) there is a n assignment to the Executive of any duties materially inconsistent with or which constitute a material adverse diminution in the Executive's position, duties,
          responsibilities, or status with the Company; or (ii) there is a material breach by Company of this Agreement or any other material agreement between the Company and the Executive. If Executive terminates his employment with Good Reason, Company shall thereafter have no obligations to Executive hereunder except as otherwise required by law.

(d)       Termination BY the Company Other Than by Reasons of Death,
          Disability or Cause. If the Company terminates Executive's employment for any reason other than death, disability or Cause,
          Company shall pay executive the compensation that he is entitled to pursuant to Section 3(a) until the termination of this Agreement.
          These payments in this Section 6(d) are contingent upon Executive signing a general release on behalf of the Company of a typical and customary format.

7. Notices. All notices, requests, claims, demands and other communications under this agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such address for a party as shall be specified by like notice): if to Company ______
______________________________, (ii) if to Executive, 244 West 54th Street,
Fifth Floor, New York, NY 10019.

8.  Entire  Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of Executive by Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this
Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving the Agreement.

9. Amendments: Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and by a duly authorized representative of the Company other than Executive. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of the Agreement that such other party was or is obligated to comply with or perform; provided however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

10. Confidentiality. Executive agrees that the terms and conditions of this Agreement are confidential and shall not be disclosed by Executive to any third parties, other than Executive's lawyers and other professional advisors, unless such disclosure is required by law.

11. Governing Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed win accordance with the law of the State of New York.

12. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Company and its respective successors and assigns, but thee rights and obligations of the Executive are personal and may not be assigned or delegated without the Company's prior written consent.

13. Arbitration. Any dispute between the parties arising under this Agreement or
Executive's employment with the Company (or the termination thereof) shall not be decided in court, but instead shall be submitted to final, binding arbitration before the American Arbitration Association in New York City.

         The parties have duly executed this Agreement as of the date first written above.

Environmental Strategies and Technologies International Inc.

By__/s/Sameer Hirji________________________
         Name: Sameer Hirji
         Title: President

Engineering Acquisitions, Inc.

By_/s/ Sameer Hirji___________________________
         Name: Sameer Hirji
         Title: President of ESTI

Nicholas J. Malino

By__/s/ Nicholas J Malino__________________________
         Name: Nicholas J Malino
         Title: Employee